     As filed with the Securities and Exchange Commission on May 8, 1996
                        Registration No. 333-__________
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                 ______________

                        FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 ______________

                            THE B.F.GOODRICH COMPANY
             (Exact name of Registrant as specified in its charter)

             New York                                    34-0252680
     (State or other jurisdiction of       (I.R.S. Employer Identification
      incorporation or organization)                     Number)

          3925 Embassy Parkway, Akron, Ohio 44333-1799, (330) 374-3985
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         Nicholas J. Calise, Secretary
                 The B.F.Goodrich Company, 3925 Embassy Parkway
                     Akron, Ohio 44333-1799, (330) 374-3985
                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                 ______________

        Approximate date of commencement of proposed sale to the public:

     From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.   /_/

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   /_/

                 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

                                                Proposed                  Proposed
Title of each                                   maximum                   maximum
class of               Amount                   offering                  aggregate             Amount of
securities to          to be                    price per                 offering              registration
be registered          registered               unit                      price                 fee
- -------------          ----------               -----------               -----------           -------------
Common Stock           754,717 shares           $39.3125*                 $29,669,812           $10,230.98
 ($5 par value)

____________________________________

*Estimated solely for the purpose of determining the registration fee based on the price of the Common Stock under the consolidated reporting system for May 2, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                 754,717 SHARES

                            THE B.F.GOODRICH COMPANY

                                  COMMON STOCK
                                 ($5 Par Value)
                                 _____________

         Up to 754,717 shares of Common Stock are being offered hereby by the retirement plan trust established under the Amended and Restated Trust Agreement Establishing The B.F.Goodrich Company Master Trust For Qualified Employee Benefit Plans dated as of March 18, 1986 (the "BFGoodrich Retirement Plan"), and The B.F.Goodrich Company will not receive any of the proceeds from such sale. The shares may be offered from time to time by the BFGoodrich Retirement Plan in brokers' transactions at market prices prevailing at the time of sale or as otherwise described in the section of this Prospectus entitled "Plan of Distribution." The Common Stock is listed on the New York Stock Exchange and is also traded on the Midwest and Pacific Stock Exchanges. The BFGoodrich Retirement Plan may pay usual and customary brokers' commissions. On May 2, 1996, the reported last sale price of the Company's Common Stock on the New York Stock Exchange was $39.125 per share, and the average of the high and low prices under the consolidated reporting system for such day was $39.3125.

                                 ______________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ______________

                    Price to                                             Proceeds to BFGoodrich
                    Public(1)                 Commissions(2)             Retirement Plan(3)
                    ---------                 --------------             ------------------
Per Share           $39.3125                  $.05                       $39.2625

Total               $29,669,812               $37,736                    $ 29,632,076

(1) Estimated on the basis of the average of the high and low prices of the Common Stock as reported in the consolidated reporting system for May 2, 1996.

(2)      Estimated broker's commission.

(3) There are no expenses for the BFGoodrich Retirement Plan in connection with this offering.

                                 ______________

                The date of this Prospectus is May       , 1996.

                             AVAILABLE INFORMATION
                             ---------------------

         The B.F.Goodrich Company (the "Company", "BFGoodrich", "Goodrich" or "BFG") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional offices located at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, collectively referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act")". This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

         The following documents filed with the Commission (File No. 1-892) pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including beneficial owners, to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any and all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The B.F.Goodrich Company, 3925 Embassy Parkway, Akron, Ohio 44333-1799, Attention:
Secretary, telephone: (330) 374-3985.


                                  THE COMPANY
                                  -----------

     BFGoodrich participates in two principal business segments: BFGoodrich Aerospace ("Aerospace") and BFGoodrich Specialty Chemicals ("Specialty Chemicals"). Aerospace includes the Landing Systems Group, which manufactures aircraft wheels and brakes and aircraft landing gear; the Sensors and Integrated Systems Group, which manufactures sensors and related equipment, fuel and integrated utility measurement and management systems, and engine ignition systems; the Safety Systems Group, which manufactures aircraft evacuation slides and rafts, ice protection systems, navigation, traffic alert and collision avoidance systems, weather detection systems, and airport and aircraft lighting components; and the Maintenance, Repair and Overhaul Group, which repairs and overhauls commercial airframes, components, wheels and brakes, landing gear, instruments and avionics for commercial, regional, business and general aviation customers. Specialty Chemicals includes the Specialty Plastics Group, which manufactures thermoplastic polyurethanes, low combustibility/high temperature plastics, static-dissipating polymers and reaction-injection molding resins; the Specialty Additives Group, which manufactures synthetic thickeners and emulsifiers, control release and suspension agents, polymer emulsions, rubber and lubricant additives, and plastic and adhesive additives and modifiers; and the Sealants and Coatings Group, which manufactures insulating glass sealants, construction sealants and waterproof coatings, commercial glazing products and roofing products. In addition, the Company has Other Operations which include the manufacture of chlorine, caustic soda, ethylene, and various by-products and co-products.

         BFGoodrich maintains its principal executive offices at 3925 Embassy Parkway, Akron, Ohio 44333-1799 (telephone: (330) 374-3985). The Company was incorporated under the laws of the State of New York in 1912 as a successor to a business founded in 1870.


                              SELLING SHAREHOLDER
                              -------------------

         On May 1, 1996, the Company contributed 754,717 shares of its Common Stock to the BFGoodrich Retirement Plan in an exempt transaction under Section 4(2) of the Securities Act of 1933, as a transaction not involving any public offering. The value of the shares contributed was approximately $30 million. The BFGoodrich Retirement Plan is the trust for the Company's tax qualified retirement plans for its domestic salaried and hourly employees. The Trustee is The Bank of New York, One Wall Street, New York, New York 10286.


                              PLAN OF DISTRIBUTION
                              --------------------

         The BFGoodrich Retirement Plan may sell the shares being offered hereby from time to time in brokers' transactions at market prices prevailing at the time of sale. In addition, the BFGoodrich Retirement Plan may sell the shares being offered hereby from time to time directly to purchasers, through agents, through underwriters, or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated.

                             VALIDITY OF SECURITIES
                             ----------------------

         The validity of the securities offered hereby will be passed upon for the Company by Nicholas J. Calise, Esq., Vice President, Associate General Counsel, and Secretary of the Company. As of April 25, 1996, Mr. Calise owned approximately 8,590 shares of the Company's Common Stock; held 4,000 Restricted Shares and 12,200 Performance Shares under the Company's Stock Option Plan, all of which are subject to forfeiture; held options to purchase 76,000 shares of Common Stock; and had credited to his account in the Company's Retirement Plus Savings Plan approximately 4,023 shares of Common Stock.


                                    EXPERTS
                                    -------

         The consolidated financial statements of The B.F.Goodrich Company incorporated by reference in The B.F.Goodrich Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                                 ______________

                                 754,717 SHARES

                            THE B.F.GOODRICH COMPANY

                                  COMMON STOCK
                                 ($5 Par Value)

                                 ______________

                                   PROSPECTUS
                                 ______________

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bath, State of Ohio, on May 8, 1996.


                                       THE B.F.GOODRICH COMPANY


                                       By:   /s/Nicholas J. Calise
                                          -----------------------------------
                                             Nicholas J. Calise
                                             Vice President, Associate
                                             General Counsel and Secretary


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 8, 1996 by the following persons in the capacities indicated.


    Jeanette Grasselli Brown*                        David L. Burner*
- ----------------------------------           ----------------------------------
   (Jeanette Grasselli Brown)                       (David L. Burner)
           Director                               President and Director


    George A. Davidson, Jr.*                         James J. Glasser*
- ----------------------------------           ----------------------------------
   (George A. Davidson, Jr.)                        (James J. Glasser)
           Director                                      Director


       Thomas H. O'Leary*                               John D. Ong*
- ----------------------------------           ----------------------------------
      (Thomas H. O'Leary)                              (John D. Ong)
           Director                             Chairman of the Board, Chief
                                               Executive Officer and Director
                                               (Principal Executive Officer)


      Richard de J. Osborne*                          Joseph A. Pichler*
- ----------------------------------           ----------------------------------
     (Richard de J. Osborne)                         (Joseph A. Pichler)
            Director                                      Director



       Alfred M. Rankin, Jr.*                        Steven G. Rolls*
- ----------------------------------           ----------------------------------
      (Alfred M. Rankin, Jr.)                       (Steven G. Rolls)
             Director                          Vice President and Controller
                                               (Principal Accounting Officer



           Ian M. Ross*                               D. Lee Tobler*
- ----------------------------------           ----------------------------------
          (Ian M. Ross)                              (D. Lee Tobler)
             Director                            Executive Vice President
                                                       and Director
                                               (Principal Financial Officer)



        William L. Wallace*                            A. Thomas Young*
- ----------------------------------           ----------------------------------
       (William L. Wallace)                           (A. Thomas Young)
             Director                                     Director


* The undersigned, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each of the officers and directors indicated above.


                                                /s/N. J. Calise
                                       ----------------------------------
                                                  N. J. Calise

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

             Item 14.  Other Expenses of Issuance and Distribution*

                                                                                   BFGoodrich
                                                               Company             Retirement Plan
                                                               -------             ---------------
         Securities and Exchange Commission
             registration fee . . . . . . . . . . . . . .       $10,230.98               -0-
         Accounting expenses  . . . . . . . . . . . . . .         5,000.00               -0-
         Legal Fees and disbursements . . . . . . . . . .           -0-                  -0-
         Other    . . . . . . . . . . . . . . . . . . . .         4,769.02               -0-
               Total  . . . . . . . . . . . . . . . . . .       $20,000.00               -0-

                                  ____________

       *All amounts other than the registration fee are estimated.

Item 15.  Indemnification of Directors and Officers
- ---------------------------------------------------

       Under the Company's Restated Certificate of Incorporation, no member of the Board of Directors shall have any personal liability to the Company or its Shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the Director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the Director's act violated Section 719 of the New York Business Corporation Law ("B.C.L.") (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making any improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of the Company's Restated Certificate of Incorporation filed as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

       Under the Company's By-Laws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or served any other corporation in any capacity at the request of the Company shall be indemnified by the Company to the extent and in a manner permissible under the laws of the State of New York.

       In addition, the Company's By-Laws provide indemnification for directors and officers where they are acting on behalf of the Company where the final judgment does not establish that the director or officer acted in bad faith or was deliberately dishonest, or gained a financial profit or other advantage to which he was not legally entitled. The By-Laws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer or after rescission or modification of the By-Laws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the B.C.L. The By-Laws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to Article VI of the Company's By-Laws filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended
December 31, 1990.

       The Company has insurance to indemnify its directors and officers, within the limits of the Company's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

       Reference is made to Sections 721-726 of the B.C.L., which are summarized below.

       Section 721 of the B.C.L. provides that indemnification pursuant to the B.C.L. shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

       Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the B.C.L. provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

       Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the B.C.L.).

       Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

       Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.


Item 16.  Exhibits
- ------------------

 5. Opinion of Nicholas J. Calise, Esq., Vice President, Associate General Counsel, and Secretary, with respect to the validity of the Common Stock (including consent).

23. (a) Consent of Ernst & Young LLP, independent auditors. (b) Consent of Nicholas J. Calise, Esq. (contained in his opinion filed as Exhibit 5).

24.  Power of Attorney


Item 17.  Undertakings
- ----------------------

       The undersigned registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               INDEX TO EXHIBITS
                               -----------------


EXHIBIT
- -------

5.     Opinion of Nicholas J. Calise, Esquire, Vice President, Associate
       General Counsel, and Secretary, with respect to the validity of the Common Stock (including consent).

23.    (a)  Consent of Ernst & Young LLP, independent auditors.

       (b) Consent of Nicholas J. Calise, Esq. (contained in his opinion filed as Exhibit 5)

24.    Power of Attorney